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                                                                    EXHIBIT 99.1


        (LOGO OF IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.)

FOR IMMEDIATE RELEASE


             IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.
                         ANNOUNCES QUARTERLY DIVIDEND

LOS ANGELES, CALIFORNIA, December 16, 1999. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) today announced that its Board of Directors has declared a cash dividend of $0.33 per share of common stock for the quarter ending December 31, 1999. The dividend will be payable on January 14, 2000, to shareholders of record at the close of business on December 31, 1999.

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in multifamily and commercial mortgage loans, real property and commercial mortgage-backed securities. The Company has entered into a merger agreement with Imperial Credit Industries, Inc. (Nasdaq: ICII) pursuant to which, subject to certain conditions including stockholder approval, ICII effectively will acquire all of the outstanding shares of the Company (other than 2,570,000 shares already owned by ICII) for a cash purchase price of approximately $11.57 per share.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors, including, but not limited to, changes in national, regional or local economic environments, competitive products and pricing, government fiscal and monetary policies, changes in prevailing interest rates, the course of negotiations, the fulfillment of contractual conditions, factors inherent to the valuation and pricing of interests in commercial mortgage-backed securities, other factors generally understood to affect the real estate acquisition, mortgage and leasing markets and security investments, and the other risks detailed in the Company's Registration Statement on Form S-11, as amended, filed with the Securities and Exchange Commission (the "SEC"), periodic reports on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC, the Company's preliminary proxy statement filed with the SEC with respect to the Company's proposed merger with a subsidiary of Imperial Credit Industries, Inc., and other filings made by the Company with the SEC.

For further information, please contact Michael Meltzer, Chief Financial Officer, at (310) 231-5906.